Exhibit 107

EX-FILING FEES

CALCULATION OF FILING FEE TABLES

SC 13E3

(Form Type)

SciPlay Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$489,164,722.65	(1)	0.00011020	$53,905.95	(2)
Fees Previously Paid	$489,164,722.65			$53,905.95	(3)
Total Transaction Valuation	$489,164,722.65
Total Fees Due for Filing				$0
Total Fees Previously Paid				$53,905.95
Total Fee Offsets				$53,905.95
Net Fee Due				$0

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PREM14C		September 11, 2023		$53,905.95
Fee Offset Sources	SciPlay Corporation	PREM14C			September 11, 2023		$53,905.95	(3)

(1)	Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by multiplying 21,314,367, which is the number of shares of SciPlay Corporation Class A common stock, par value $0.001 per share (the “Class A Common Stock”), entitled to receive the per share merger consideration, by $22.95, which is the per share merger consideration. The number of shares of Class A Common Stock included in the calculation includes 44,964 shares of Class A Common Stock underlying outstanding non-employee director restricted stock units entitled to receive the per share merger consideration.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, was calculated by multiplying $489,164,722.65 by 0.00011020.

(3)	SciPlay Corporation previously paid $53,905.95 upon the filing of its Preliminary Information Statement on Schedule 14C on September 11, 2023, in connection with the transaction reported hereby.